Independent Auditors' Report

To the Members of
Mezzacappa Long/Short Fund, LLC

We have audited the accompanying statement of assets and liabilities of Mezzacappa Long/Short Fund, LLC.
as of March 31, 2004 and the related statements of operations, changes in members' capital, cash flows and financial highlights for the period from January
1, 2004 (Commencement of Operations) to March 31,
2004. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight
Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mezzacappa Long/Short Fund, LLC as of March 31, 2004 and the results of its operations and the changes in its members' capital, cash flows and financial highlights for the period from January 1, 2004 (Commencement of Operations) to
March 31, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2, the Fund's investments in Portfolio Funds (approximately 98.3% of net assets), are stated at fair value based on estimates received from the Portfolio Funds. The respective managements of the Portfolio Funds have estimated the fair values relating to certain of the underlying investments of these Portfolio Funds in the absence of readily ascertainable market values.
These values may differ from the values that would have been used had a ready market for these investments existed, and the differences could be material.


Anchin, Block & Anchin LLP
New York, N. Y.
June 7, 2004